Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of June 5, 2020, by and between Eastside Distilling, Inc., a Nevada corporation (the “Company”), and Geoffrey Gwin (“Executive”) (collectively, the “Parties”), and is to be effective as of June 15, 2020 (the “Effective Date”). This Agreement shall replace any prior agreement between the Company and Executive existing prior to the Effective Date.

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will serve as Chief Financial Officer (“CFO”) of the Company as of the Effective Date. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Chief Executive Officer (the “CEO”), to whom he shall report.

(b) Term. This Agreement will commence on the Effective Date and terminate on the first anniversary of the Effective Date, unless earlier terminated in accordance with this Agreement (the “Employment Term”).

(c) Obligations. Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interest policies and code of conduct as may be in effect from time to time. Notwithstanding the foregoing, nothing in this letter shall preclude Executive from devoting reasonable periods of time to charitable and community activities, managing personal investment or business assets and, subject to approval of the Board which will not be unreasonably withheld, serving on boards of other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of Executive’s duties hereunder or creates a conflict of interest.

(d) Work Location. Executive’s principal place of employment shall be both at a remote location and at the Company’s corporate headquarters in Portland, Oregon, subject to business travel as needed to properly fulfill Executive’s employment duties and responsibilities. The Company acknowledges and agrees that Executive’s principal place of residence may be outside of the State of Oregon.

2. Compensation.

(a) Base Salary. As of the Effective Date, the Company will pay Executive an annual base salary of $100,000 as compensation for Executive’s services, subject to review from time to time by the Compensation Committee of the Board (the “Compensation Committee”) (such annual salary, as is then effective, to be referred to herein as “Base Salary”). All compensation paid to Executive will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b) RSU Grant. On or promptly after the Effective Date, the Company will grant the Executive the equivalent of $150,000 of restricted stock units (“RSUs”), based on the Company’s customary determination of the applicable stock price at the time of grant. Twenty-five percent (25%) of the award will be earned and vested on each of March 31, June 30 and September 30, and December 31 of each year this contract is in effect, beginning September 30, 2020. The award will be subject to the terms and conditions of the Company’s 2016 Equity Incentive Plan and an award agreement (collectively, the “Equity Documents”). Notwithstanding the foregoing, Executive shall not be entitled to any form of equity award unless and until the Compensation Committee or the Board grants Executive the equity award and Executive executes and delivers all applicable award agreements regarding the same.

(c) Annual Bonus. Executive will be eligible to participate in the Company’s bonus plan, beginning in 2020. Executive’s target bonus shall be 100% of Base Salary and RSU Grant which is the combined total base salary. The bonus will be paid 50% in RSUs and 50% in cash. Actual payments will be determined based on a combination of Company results and individual performance against the applicable performance goals established by the Compensation Committee.

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(d) Option/Equity Grant. Executive will be eligible to participate in the Company’s equity plan program applicable to executives of the Company. The award will be subject to the terms and conditions of the Equity Documents. Notwithstanding the foregoing, Executive shall not be entitled to any form of equity award unless and until the Compensation Committee or the Board grants Executive the equity award and Executive executes and delivers all applicable award agreements regarding the same.

(e) Signing Bonus. Executive will be paid a $35,000 signing bonus, 50% of the bonus in cash, and the remainder will be paid in fully-vested stock of the Company no later than December 31, 2020.

3. Employee Benefits and Perquisites. Executive will be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives, subject to the terms and conditions of such plans and programs. Executive will be entitled to other benefits and perquisites that are made available to other senior executives of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

4. Expenses. The Company will reimburse Executive for reasonable expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5. Termination of Employment. Notwithstanding anything else in this Agreement to the contract, either the Company or Executive may terminate Executive’s employment and this Agreement at any time with or without cause. If Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) pay for accrued but unused vacation, if Company policy is to accrue vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; and (d) unreimbursed business expenses required to be reimbursed to Executive.

6. Severance and Acceleration.

(a) Termination by the Company Without Cause. If (i) Executive’s employment is terminated by the Company without Cause (as defined below) during the Employment Term or within 12 months following a Change of Control (as defined in the Company’s 2016 Equity Incentive Plan) if a Change of Control occurs within the Employment Term or (ii) Executive terminates for Good Reason (as defined below), then, subject to Section 7, Executive will receive, in addition to the compensation set forth in Section 5, (x) payment of the Executive’s Base Salary remaining under the Employment Term (which will in no event be more than 12 months), (y) continued vesting of the RSUs referred to in Section 2(b) over the period specified in that section. The Base Salary payment will be paid out over the period in accordance with the Company’s regular payroll practices. Except to the extent timing of payments are modified by the 409A provision provided in Section 8 below.

(b) Definition of Cause. For purposes of this Agreement, “Cause” will mean:

(i) Executive’s continued failure to perform the duties and responsibilities of Executive’s position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has continued to fail to perform Executive’s duties and provides Executive with thirty (30) days to take corrective action;

(ii) Any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities as an employee of the Company with the intention or reasonable expectation that such action will result in the personal enrichment of Executive;

(iii) Executive’s conviction of, or plea of nolo contendere to, a felony;

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(iv) Executive’s commission of any tortious act, unlawful act, malfeasance or violation of Company policies (such as workplace harassment or insider trading policy) which causes or reasonably could cause (for example, if it became publicly known) in the sole and good faith judgement of the Board material harm to the Company’s standing, condition or reputation;

(v) Any material breach by Executive of the Company’s standard form of Confidentiality and Proprietary Rights Agreement, in substantially the form attached hereto as Exhibit A (such agreement, the “Confidentiality Agreement”) or any other improper disclosure by Executive of the Company’s confidential or proprietary information;

(vi) A breach of any fiduciary duty owed to the Company by Executive;

(vii) The existence of “Cause” under the Company’s 2016 Equity Incentive Plan; or

(viii) Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede; or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause.”

(c) Definition of Good Reason. For purposes of this Agreement, “Good Reason” will mean the termination of Executive’s employment with the Company by Executive after the occurrence of one or more of the following events without Executive’s express written consent

(i) a material reduction of Executive’s duties, authorities, or responsibilities relative to Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction; provided, however, that continued employment following a Change in Control with substantially the same duties, authorities, or responsibilities with respect to the Company’s business and operations will not constitute “Good Reason” (for example, “Good Reason” does not exist if Executive is employed by the Company or a successor with substantially the same duties, authorities, or responsibilities with respect to the Company’s business that Executive had immediately prior to the Change in Control regardless of whether Executive’s title is revised to reflect Executive’s placement within the overall corporate hierarchy or whether Executive provides services to a subsidiary, affiliate, business unit or otherwise);

(ii) a material reduction by the Company in Executive’s annual total target cash compensation; provided, however, that, a reduction of annual total target cash compensation that also applies to substantially all other similarly situated employees of the Company members will not constitute “Good Reason”; or

(iii) failure of a successor corporation to assume the obligations under this Agreement.

In order for the termination of Executive’s employment with the Company to be for Good Reason, Executive must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 30 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and Executive must terminate Executive’s employment within 30 days following the Cure Period.

(d) Voluntary Termination or Termination for Cause. If Executive’s employment is terminated voluntarily or due to death or disability or is terminated for Cause by the Company, then except as set forth in Section 5, all payments of compensation by the Company to Executive hereunder will terminate immediately.

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7. Conditions to Receipt of Severance and Acceleration.

(a) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in form and substance reasonably acceptable to the Company in its discretion that becomes effective no later than sixty (60) days following Executive’s employment termination date (such date, the “Release Deadline”). If the release does not become effective by the Release Deadline, Executive will forfeit any rights to severance under this Agreement. In no event will severance payments be paid or provided until the Release Deadline. Any payments delayed from the date Executive terminates employment through the Release Deadline will be payable in a lump sum without interest on the Release Deadline and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments under this letter that would be considered Deferred Compensation Separation Benefits (as defined below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule provided above that is applicable to each payment or benefit, or (iii) the Delayed Initial Payment Date (as defined below).

(b) Other Requirements. Executive’s receipt and retention of severance payments will be subject to Executive executing and continuing to comply with the terms of the Confidentiality Agreement.

8. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation that is payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Compensation Separation Benefits”) under Section 409A of the Internal Revenue Code (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”), will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A, any Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service (the “Delayed Initial Payment Date”). All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s termination of employment but prior to the six (6) month anniversary of Executive’s termination of employment, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this Agreement. Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of this Agreement. For this purpose, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

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(d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

9. Representations. By executing this Agreement, Executive represents that Executive is able to accept this role and carry out the work that it would involve.

10. Confidential Information. Executive reaffirms that any confidentiality agreement executed by Executive in favor of the Company remains in full force and effect in accordance with its terms.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally or by electronic mail; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:

If to the Company:

Eastside Distilling, Inc.

1001 SE Water Ave, suite 390

Portland, OR 97214
Attn: Chief Executive Officer

If to Executive, at the address set forth on the signature page hereto.

13. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration. The Parties agree that any dispute or controversy arising out of, relating to, or concerning the interpretation, construction, performance, or breach of this Agreement will be settled by arbitration to be held in Multnomah County, Oregon, in accordance with the terms and conditions of the Confidentiality Agreement, unless prohibited by law.

15. Integration. This Agreement, together with the Confidentiality Agreement, and the Equity Documents referenced herein, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement, the terms in this Agreement will prevail.

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16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18. Tax Withholding; Clawback. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

19. Governing Law. This Agreement and any disputes or claims arising hereunder will be construed in accordance with, governed by and enforced under the laws of the State of Oregon without regard for any rules of conflicts of law. Executive expressly consents to the personal jurisdiction of the state and federal courts located in Multnomah County, Oregon for any lawsuit filed there against him by the Company arising from or relating to this Agreement.

20. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, effective as of the Effective Date.

COMPANY:

EASTSIDE DISTILLING, INC.

/s/ Lawrence Firestone
Lawrence Firestone, Chief Executive Officer
1001 SE Water Ave., Suite 390
Portland, OR 97214

EXECUTIVE:

/s/ Geoffrey Gwin
Geoffrey Gwin

Address: 238 Black Rock Tpk, Redding CT 06896

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EXHIBIT A

This NONDISCLOSURE AGREEMENT is made as of the date set forth above between:

Eastside Distilling, Inc., (the “Company”) having an office at 1001 SE Water Street, Suite 390, Portland, OR 97214.

And;

Geoffrey Gwin (“Employee”).

1. Purpose. The Company and the Employee are about to begin or have begun an employment relationship in connection with which each party may disclose its Confidential Information to the other.

2. Definition of Confidential Information. “Confidential Information” means any information, technical data, or know-how, including, but not limited to, that which relates to research, acquisitions, product plans, products, services, customers, consultants, markets, processes, designs, drawings, marketing or finances of the Company. The term “Confidential Information” includes trade secrets and to any and all information of any nature or kind whatsoever which relates to all proprietary and financial information relating to the Company’s business; to any and all information concerning the Company’s customers; and to the content of any and all working papers, discussion papers, business plans, documents and products of any nature or kind which the Company has created, amended or enhanced. Confidential Information does not include information, technical data or know-how which (a) is in the possession of the Employee at the time of disclosure as shown by the Employee’s files and records immediately prior to the time of disclosure; (b) the Employee can prove, from contemporaneous written evidence, has been independently developed by its personnel without access to, either directly or indirectly, the Company’s Confidential Information; (c) prior to or after the time of disclosure becomes part of the public knowledge or literature other than as a result of any improper inaction or action of the Employee; (d) is approved in writing by the Company for release; or (e) is required to be disclosed by applicable law or proper legal, governmental or other competent authority (provided that the Company shall be notified sufficiently in advance of such requirement so that it may seek a protective order (or equivalent) with respect to such disclosure, with which the Employee shall fully comply).

3. Nondisclosure of Confidential Information. Employee (a) recognizes that the business and financial records, customer and client lists, proprietary knowledge or data, intellectual property, trade secrets and confidential methods of operations of the Company, its subsidiaries and its Affiliates and their respective successors, assigns and nominees, as they may exist from time to time and which relate to the then conducted or planned business of the Company, its subsidiaries and its Affiliates or of entities with which the Company was or is expected to be affiliated during such periods, are valuable, special and unique assets of the Company, access to and knowledge of which are essential to Employee’s performance with the Company; and (b) shall not, during or after the Term, disclose any of such records, lists, knowledge, data, property, secrets, methods or information to any Person for any reason or purpose whatsoever (except for disclosures (x) compelled by law; provided that Employee promptly notifies the Company of any request for such information before disclosing the same, if practical, and (y) made as necessary in connection with the performance of his duties with the Company) or make use of any such property for his own purposes or for the benefit of any Person except the Company. Employee acknowledges that a breach of this Section 3 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, Employee agrees that the provisions of this Section 3 may be enforced by specific performance or other injunctive relief.

4. Non-solicitation. Employee acknowledges that the Company, its subsidiaries and its Affiliates have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee, client and customer relationships and goodwill to build an effective organization. Employee acknowledges that Employee is and shall become familiar with the confidential information of the Company, its subsidiaries and its Affiliates, including trade secrets, and that Employee’s services are of special, unique and extraordinary value to the Company. Employee acknowledges that the opportunities of employment and compensation offered by the Company are adequate consideration for the covenants contained in this Section 4. Employee acknowledges that the Company and each of its subsidiaries and Affiliates and their respective successors, assigns and nominees, has a legitimate business interest and right in protecting its confidential information, business, strategies, employee, client and customer relationships and goodwill, and that each of the Company, its subsidiaries and Affiliates and their respective successors, assigns and nominees would be seriously damaged by the disclosure of confidential information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

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5. Return of Materials. All materials or documents containing or embodying Confidential Information shall remain the property of the Company, and any such materials or documents will be promptly returned to the Company by the Employee, accompanied by all copies of such documentation, within 10 days after (a) the employment relationship has been terminated, or (b) the delivery of written request on the part of the Company.

6. Term. This Agreement shall apply to disclosures of Confidential Information made on or before the signing of this Agreement (including, for the avoidance of doubt, disclosures of Confidential Information made before the date of this Agreement). This Agreement shall remain in effect during Employee’s employment term and shall survive two years from the date Employee ceases to be an employee of the Company.

7. Governing law. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Oregon, without giving effect to the conflicts of laws principles thereof, to the exclusion of the law of any other jurisdiction.

8. Remedies. Employee agrees that its obligations provided in this Agreement are necessary and reasonable in order to protect the Company and its business, and each Party expressly agrees that monetary damages would be inadequate to compensate the Discloser for any breach by the Recipient of its covenants and agreements set forth in this Agreement. Accordingly, Employee agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Discloser shall be entitled to obtain both mandatory and prohibitory injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by the Recipient, without the necessity of proving actual damages.

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